Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(323) 466-0960
(408) 523-6500	bonnie@avalonir.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN ANNOUNCES $100 MILLION
STOCK REPURCHASE PROGRAM

Sunnyvale, Calif.    March 5, 2008 – Zoran Corporation (Nasdaq GS: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, announced a stock repurchase program under which Zoran plans to repurchase up to $100 million of outstanding Zoran common stock.

“We believe a repurchase program is an attractive use of our cash and underscores our belief in the long-term value of our stock as well as our commitment to deliver shareholder value,” said Levy Gerzberg, Zoran’s President and Chief Executive Officer. “At our current trading levels, our board of directors believes that Zoran stock presents an attractive investment for the Company and its shareholders. We are confident that we can continue to invest in the initiatives that are key to our future success as well as enhance the value of our company by repurchasing common stock under this program.”

The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors, including management’s discretion. Repurchases may be in open-market transactions or through privately negotiated transactions, and the repurchase program may be modified, extended or terminated by the board of directors at any time. There is no guarantee of the exact number of shares that will be repurchased under the program.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect Share Entertain technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current views with respect to future events. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from what is expected, including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the pace and direction of development of those markets; cost and timing of new product development; timing and impact of  new product introductions by the Company and its competitors and transitions away from older products; intense competition in our markets; reliance on third parties for wafer supplies, product assembly and testing, and scalable manufacturing capacity; the effects of changes in revenue and product mix on the Company’s gross margins; dependence on sales to large customers; fluctuations in product mix; dependence on key personnel; and reliance on international sales and operations, particularly operations in Israel. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed Annual Report on Form 10-K and other filings with the SEC.

Zoran and the Zoran logo are trademarks of Zoran Corporation in the United States and other countries. All other brands or names may be claimed as property of others.

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